Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) entered into as of November 10, 2015 (“Effective Date”), by LIFELOGGER TECHNOLOGIES CORP., a Nevada corporation (the “Company”), on the one hand, and PIXORIAL, INC., a Colorado corporation (“Pixorial”), and ANDRES ESPINIERA (“Andres”), on the other. Each of the Company, Pixorial and Andres may also be referred to herein as a “Party, and, collectively, as the “Parties.”

WITNESSETH

WHEREAS, Pixorial had been engaged in the business of offering online user-friendly tools and applications to access, download, edit, tag, process, store, organize and share videos, photos and music from any device (the “Business”) and desires to sell, transfer and assign to the Company, and Company desires to purchase certain of the assets of Pixorial set forth on Exhibit “A” and as set forth in Section hereof (the “Assets”) in accordance with the terms and subject to the conditions set forth in this Agreement (the “Transactions”); and

WHEREAS, in connection with the Transaction, the Company desires to engage the consultancy services of Andres, in accordance with the provisions of that certain Consulting Services Agreement, the form of which is attached to this Agreement as Exhibit “B” (the “Consulting Agreement”).

NOW, THEREFORE, in consideration of the promises, the reciprocal representations, warranties and covenants, and subject to the conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, hereby agree as follows:

1. Purchase and Sale of Assets.

1.1 Agreement to Purchase and Sell Assets. Subject to the conditions express herein, Pixorial hereby agrees to sell, assign and deliver to the Company as of the Closing (as defined below), free and clear of all liens, pledges, options, claims, title defects, encumbrances, charges and other restrictions of every kind (collectively, the “Liens”), and the Company hereby agrees to acquire and accept assignment and delivery of from Pixorial, all right, title and interest of Pixorial in and to the Assets, together with any replacements thereof and additions thereto made between the date hereof and the Closing including the following (collectively, the “Assets”):

(a) All of the Seller’s rights, title and interest in all material agreements, contracts and commitments of Pixorial in relation to the operation of Pixorial’s Business as set forth in the list delivered to the Company (collectively, the “Contracts”);

(b) The Pixorial software including all computer software programs in machine-readable form, including as applicable, all input/output formats, headers, program listings, associated data and internal databases, graphical elements, narrative descriptions and operating instructions, and all related tangible media (the “Pixorial Software”), all trademarks, trademark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, trade dress, trade names (whether or not registered or by whatever name or designation), owned, applied for, or registered in the name of, the Seller set forth in Schedule 1.1(b), including, but not limited to the name Pixorial and all goodwill relating to the Company’s business (collectively, the “Acquired Intellectual Property” and the “Intangible Assets”);

(c) All books and records pertaining to the Assets, including, without limitation, books, records and files relating to customers and suppliers of the Seller, operating data, business and marketing plans, computer files, budgets, regulatory filings, bills of sale, customer and supplier lists, originals of all documents relating to the accounts receivables and inventory of the products, copies of financial and accounting records, executed contracts, correspondence and other similar documents and records used and/or useful in connection with the Business or the Assets (collectively, the “Records”); and

(d) All goodwill and customer lists associated with the Business.

1.2 No Assumption of Liabilities. The parties acknowledge and agree that the Company shall not assume any of Pixorial’s liabilities or obligations, whether accrued, absolute, contingent or otherwise including, without limitation, any liability or obligation with respect to (collectively, the “Pixorial’s Obligations”), including the following:

(a) any product liability or similar claim for injury to persons or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty or agreement made by the Pixorial or its agents, or which is imposed by operation of law or otherwise, in connection with any sales or service performed by or on behalf of the Pixorial on or prior to the Closing Date;

(b) any liability or obligations to any current or former employees, agents, independent contractors or creditors of the Pixorial (other than those set forth above under Assumed Liabilities) or under any plan or arrangement with respect thereto, including, without limitation, liabilities and obligations (A) under any life, health, accident, disability or any other employee benefit plan, and (B) under any pension, profit sharing, stock bonus, deferred compensation, retirement, bonus or other current or former employee compensation or pension benefit plan or post-retirement benefit plan to which the Pixorial is a party or under which the Pixorial has any obligation, or which is maintained, or to which contributions have been made, by the Pixorial or any predecessor or any corporation which is a controlled group or corporations of which the Pixorial are a member, or any trade or business (whether or not incorporated) under common control with the Pixorial, and (C) for wages, salaries, bonuses, commissions, severance, sick pay, vacation or holiday pay, overtime or other benefits;

(c) any liabilities for any tax, assessment or other governmental imposition of any type or description, including, without limitation, any federal income or excess profits taxes or state or federal income, sales, use, excise, ad valorem or franchise taxes, together with any interest, assessments and penalties thereon arising out of or attributable to the conduct of the Pixorial’s operations and the Business prior to the Closing Date or the Pixorial’s or its shareholders’ federal income or capital gain taxes or state, or local income or franchise taxes arising by virtue of the transactions contemplated by this Agreement or otherwise;

(d) any liability (i) which arises out of or in connection with any breach or default by the Pixorial occurring prior to the Closing under any of the Contracts, (ii) which arises out of or in connection with any violation by the Pixorial of any requirement of law prior to the Closing Date, (iii) which relates to the Assets (including those arising under the Contracts) to the extent relating to periods prior to the Closing Date;

(e) any liability arising out of or in connection with litigation or other legal proceedings, claims or investigations related to the Pixorial or the Business and operations, regardless of when made or asserted, including, without limitation, contract, tort, intellectual property, infringement or misappropriation, crime, fraudulent conveyance, workers’ compensation, product liability or similar claim for injury to persons or property which arises out of or is based upon any express or implied warranty, representation or agreement of the Pixorial or its employees or agents, or which is imposed by law or otherwise; and

(f) any trade payables or other costs of operating the Business prior to the Closing Date.

2. Purchase Price Consideration.

2.1 Purchase Price. Subject to the terms and conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants of the parties hereto, the Assets shall be sold by the Pixorial and shall be purchased by the Company in exchange for 3,200,000 shares of the Company’s unregistered Common Stock, par value $.001 per share (the “Shares”). The Shares shall be allocated among the Pixorial Shareholders and Secured Creditors as set forth on Schedule 2.1.

2.2 Allocation of Purchase Price. Schedule 2.2 hereof, which will be attached prior to the Closing Date, sets forth allocations of the value of the Shares (the “Purchase Price Consideration”) among the Assets, which shall be used by the Parties for purposes of reporting the applicable elements of the Transaction to the Internal Revenue Service (the “IRS”) on Form 8594.

3. Closing.

3.1 Closing. The closing (the “Closing” or “Closing Date”) of the transactions contemplated by this Agreement shall take place no later than March 31, 2016 at such place designated by the Company subject to the satisfaction of all conditions precedent described in Sections 8 and 9 hereof.

3.2 Procedure at the Closing. At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all of these steps shall be deemed to have occurred simultaneously):

(a) Pixorial shall deliver to the Company evidence reasonably satisfactory to the Company that each of the conditions to the obligations of the Company set forth in Section 8 of this Agreement has been satisfied and a certificate of an officer of Pixorial to such effect;

(b) The Company shall deliver to Pixorial evidence reasonably satisfactory to Pixorial that each of the conditions to the obligations of Pixorial set forth in Section 9 of this Agreement has been satisfied and a certificate of an officer of the Company to such effect;

(c) Each of Pixorial and the Company shall deliver to the other a copy of the resolutions of its respective boards of directors, certified by their respective Secretary or Assistant Secretary and, as to Pixorial , also the consent of its shareholders and the Secured Creditors (as hereinafter defined), authorizing the transactions contemplated by this Agreement;

(d) Each of Pixorial and the Company shall deliver to the other a good standing certificates (or certificate of status or compliance) of such party (which is dated not more than 15 days prior to the Closing);

(e) Pixorial shall deliver to the Company a Bill of Sale and Assignment conveying all its right, title and interest in and to the Assets in the form attached hereto as Exhibit “E”, as well as such other customary instruments and documents and certificates reasonably satisfactory to the Company as shall be sufficient to vest in the Company good, valid and marketable title to the Assets, free and clear of all Liens;

(f) Pixorial shall deliver to the Company possession of any tangible personal property constituting the Assets which, to the extent not delivered to the Company, shall be held in trust for the Company and designated as being the property of the Company,;

(g) The Company shall deliver the Shares within 5 business days after the Closing Date as provided for in Section 2.1; and

(h) Each of the Company and Pixorial shall execute and deliver documents acknowledging receipt from the other, respectively, of the Assets and the Shares.

4. Representations and Warranties of Pixorial and Andres.

In order to induce the Company to enter into this Agreement and to consummate the transactions contemplated under this Agreement, Pixorial and Andres, jointly and severely, make the following representations, warranties and covenants, each of which is relied upon by Company in consummating the transactions contemplated hereby regardless of any other investigation made or information obtained by the Company:

4.1 Organization, Power and Authority. Pixorial is a corporation duly organized, validly existing and in good standing under the laws of Colorado and is duly registered, licensed or qualified to carry on its business in each jurisdiction in which in which it conducts business or the ownership of their assets requires such registration, license or qualification. Pixorial has full corporate power and authority (a) to own or lease its properties and to carry on its business as it is now being conducted, (b) to enter into this Agreement and, subject to the Consents (as defined in Section 4.2) to assign, transfer and deliver the Assets to the Company as provided in this Agreement, and (c) to perform the other transactions and agreements contemplated by this Agreement.

4.2 Consents. Except for the consents set forth in Schedule 4.2, including those of the Secured Creditors (the “Consents”), no consent, action, permit, license, approval or authorization of is required or necessary to be obtained by Pixorial in connection with the execution, delivery and performance of this Agreement.

4.3 Good Title to and Condition of the Assets. Pixorial has good and marketable title to the Assets, free and clear of all Liens. There are no unpaid taxes or other matters which are or could become a Lien on the Assets.

4.4 Acquired Intellectual Property. Schedule 1.1(b) sets forth a list of all of the Acquired Intellectual Property. Except as set forth in Schedule 1.1(b), during the two (2) years preceding the date of this Agreement, to the knowledge of Pixorial and Andres (i) no claim has been asserted or threatened against Pixorial to the effect that the operation of the Business or the use or registration of the Acquired Intellectual Property infringes upon or conflicts with the rights of any person, (ii) no claim has been asserted or notice of infringement given, by Pixorial against any person, and (iii) no restrictions exist relating to the Acquired Intellectual Property in connection with their use for the operation of the Business.

4.5 Compliance With Laws; Litigation. There exist no violations of local laws or orders of any Governmental Authority in respect of the Assets and the conduct of the Business, which could result in an effect reasonably likely to affect Pixorial, the Assets or the Business, to the extent of $500.00 for any single item. There exist no actions, suits, claims, proceedings or inquiries of a Governmental Authority pending or threatened relating to the Business or the Assets.

4.6 Material Agreements. Pixorial has delivered to the Company true and complete copies of all all Contracts and, prior to the Closing will deliver, all amendments, addendums and supplements thereto. Except for the Consents listed on Schedule 4.2, Pixorial has full legal power and authority to assign its rights under the Contracts and such assignment will not affect the validity and enforceability of any of such agreements on the Closing Date, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors rights and general principles of equity and laws of public policy. The Contracts are valid obligations enforceable in accordance with their respective terms and are in full force and effect, and except as set forth in Schedule 4.6, Pixorial is not in breach or in default of any Contract in any regard that would enable or permit any party thereto to terminate its obligations thereunder or to accelerate the Obligations of Pixorial (or the Company, as assignee thereof) thereunder, and there does not exist any event that, with the giving of notice or lapse of time or otherwise, would constitute such a breach thereof or default thereunder.

4.7 Financial Statements; Books and Records. Pixorial will provide, at its own cost, the financial statements of Pixorial for the fiscal years ended December 31, 2015 and December 31, 2014 (collectively the “Financial Statements”). The Company will pay the reasonable costs of auditing the Financial Statements by a firm registered with the Public Company Accounting Oversight Board. The Financial Statements will be true, correct and complete and will fairly present, in all material respects, the financial condition and results of operation and other information presented for the periods so indicated. Except as fully disclosed in Schedule 4.7, Pixorial has no liabilities or Obligations (whether accrued, absolute, contingent, whether due or to become due or otherwise) which might be or become a charge or Lien against the Assets or be asserted against the Company after the Closing. The books and records of and relating to Pixorial (the “Records”) are complete and correct and have been maintained in accordance with sound business practices and local laws.

4.8 Litigation and Proceedings. Except as disclosed on Schedule 4.8, for the two year period prior to the date of this Agreement and presently there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Pixorial and Andres after reasonable investigation, threatened by or against Pixorial or affecting Pixorial or the Assets, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Neither Pixorial nor Andres have any knowledge of any material default on their part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

4.9 Labor Relations; Independent Contractors and Pensions Plans. (a) Pixorial is in material compliance with all federal, state and local laws regarding employment and employment practices, conditions of employment, wages and hours with respect to the Business; (b) Pixorial is not engaged in unfair labor practices, and there are no unfair labor practice complaints or grievances pending or, to the best knowledge of Pixorial , threatened against Pixorial relating to employees of Pixorial who are employed in connection with the Business, (c) there are no claims for violations of employment or labor laws, or age, sex, racial or other employment discrimination pending or, to the knowledge of Pixorial , threatened against Pixorial relating to employees of the Business, and (d) there is no labor strike, dispute or work stoppage pending or, to the best knowledge of Pixorial, threatened against or involving Pixorial ’s business or at the current customer locations which may affect such business or which may interfere with its continued operation, and there has been no strike, walkout or work stoppage involving any of the employees of Pixorial employed with respect to the Business or at the current customer locations during the twenty-four (24) months prior to the date of this Agreement. Pixorial has no arrangements with employees or independent contractors; all such arrangements with employees and independent contractors are terminable at will by Pixorial without penalty. Pixorial has no deferred compensation, pension, profit-sharing or retirement plans.

4.10 Information. The information concerning Pixorial set forth in this Agreement and the Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, Pixorial and Andres have fully disclosed in writing to Company (through this Agreement or the Schedules) all information relating to matters involving Pixorial, its Business and assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $500.00, (ii) have led or may lead to a competitive disadvantage on the part of Pixorial or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Pixorial, the Assets, or the Business, its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

4.11 Securities Laws Representations.

(a) Receipt of Information. Pixorial has received all documents, records, books and other information pertaining to the Shares that has been requested by Pixorial, including without limitation, registration statements, information statements and other reports filed by the Company with the SEC.

(b) No Advertising. At no time was Pixorial presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting in connection with the transactions contemplated under this Agreement.

(c) Investment Experience. Pixorial acknowledges that the shares of the Shares are highly speculative in nature and Pixorial has such sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment. In connection with the delivery of the Shares, Pixorial has not relied upon the Company for investment, legal or tax advice, or other professional advice, and has in all cases sought or elected not to seek the advice of its own personal investment advisers, legal counsel and tax advisers. Pixorial is able to bear the economic risk and withstand a complete loss of the investment and it can otherwise be reasonably assumed to have the capacity to protect its own interest in connection with its investment in the Shares.

(d) Investment Purposes. Pixorial is acquiring the Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person has a direct or indirect beneficial interest in the amount of Shares Pixorial is acquiring herein. Further, Pixorial does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the restricted Shares Pixorial is acquiring;

(e) Restricted Securities. Pixorial understands that the Shares have not been, and will not be, registered under the Securities Act (as hereinafter defined), and are being sold in reliance upon a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Pixorial’s representations as expressed herein. Pixorial understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Pixorial must hold the Shares indefinitely until the shares are registered with the SEC (as hereinafter defined) and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Pixorial acknowledges that the Company has no obligation to register or qualify the Shares. Pixorial further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements imposed under Rule 144 (as hereinafter defined) and which the Company is under no obligation and may not be able to satisfy. The foregoing provisions notwithstanding, the Company agrees that it shall take no action to cause the Shares to become canceled, voided or revoked, or the issuance thereof to be voided or terminated. Furthermore, the Company agrees to assist in the clearance of the Shares of restriction upon presentation of any Rule 144 application by Pixorial or its broker, including, without limitation, (i) authorizing the Company’s transfer agent to remove the restrictive legend, (ii) expediting the acquisition of a legal opinion from the Company’s authorized counsel at the Company’s expense, (iii) delivering any additional documentation that may be required by Pixorial, its broker or the transfer agent in connection with the legend removal request, including Rule 144 share representation letters and a resolution of the Board of Directors evidencing proper issuance of the Shares, and (iv) cooperating and communicating with Pixorial, its broker and the transfer agent in order to clear the Shares of restriction as soon as reasonably possible.

(f) Legends. Pixorial understands that the Shares may bear one or all of the following legends:

(i) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

For purposes of this Agreement, the term “Rule 144” means Rule 144 promulgated by the Securities Exchange Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such rule; the term “SEC” means the U.S. Securities and Exchange Commission, and the term “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

5. Representations and Warranties of the Company.

The Company represents and warrants to Pixorial that:

5.1 Corporate Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has full corporate power and authority to perform the transactions and agreements contemplated by this Agreement.

5.2 Authorization; Binding Obligation: Consents. The execution, delivery and performance of this Agreement have been authorized by all necessary corporate, shareholder and legal action on the part of the Company. This Agreement has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

6. Additional Covenants of Pixorial.

6.1 Conduct of Business Pending the Closing. After the execution and delivery of this Agreement and until the Closing, except as otherwise permitted by this Agreement or as provided by the prior written consent of the Company:

(a) The Business will no longer be operated by Pixorial except for the limited operations needed to fulfill its obligations under the License Agreement (as hereinafter defined).

(b) Pixorial will not enter into any contract or commitment affecting the Assets, or amend terminate or violate the terms of any such contract or commitment (or waive any right thereunder).

(c) Pixorial will not create or allow to any Liens to encumber the Assets.

(d) Pixorial will conduct the affairs of the Business in such a manner so that the representations and warranties contained in Section 4 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

(e) Pixorial shall not lease, sell, transfer or otherwise dispose of any of the Assets.

6.2 Inspection. Between the date hereof and the Closing Date, the Company and its representative shall have full and complete access during normal business hours to the books, records and properties of Pixorial and to the officers, accountants and attorneys of Pixorial relating to the Business and the Assets and may make such reasonable inspections of such books, records and properties as they may deem reasonably necessary or advisable to evaluate the Assets and the Business, and Pixorial hereby agrees to cooperate fully with Company to facilitate such inspections and investigations, provided that the Company shall not unreasonably interfere with the operations of Pixorial or the Business. The Company shall also have reasonable access to Pixorial ’s employees, accountants, attorneys and customers with respect to the Business. The availability or actual delivery to the Company of information concerning the Business and its investigation thereof shall not affect the covenants, representations, warranties, and indemnities of Pixorial contained in this Agreement nor the Company’s right to rely thereon.

6.3 Consents. Pixorial and Andres shall use their respective best efforts to obtain, so as not to delay the Closing, all consents, approvals and authorizations necessary to effectuate the transactions contemplated by this Agreement, including the Consents of the Secured Creditors, in the form acceptable to the Company.

6.4 Risk of Loss. The risk of any loss or damage to the Assets resulting from fire, theft or any other casualty (except reasonable wear and tear) shall be borne by Pixorial at all times prior to Closing. If any such loss or damage shall be sufficiently substantial so as to preclude and prevent resumption of normal operations of any portion of the Business or the replacement or restoration of the lost or damaged property within ten (10) days from the occurrence of the event resulting in such loss or damage (a “Material Loss”), Pixorial shall immediately notify the Company in writing of its inability to resume normal operations or to replace or restore such lost or damaged property. The Company, at any time within ten (10) days after receipt of such notice, may elect by written notice to Pixorial to either (a) waive such defect and proceed toward consummation of the Transactions in accordance with terms of this Agreement, or (b) terminate this Agreement by delivering a written notice to such effect to Pixorial. If the Company elects to consummate the Transactions contemplated hereby notwithstanding a Material Loss and does so, or if there occurs any loss or damage to the Assets that is not a Material Loss but Pixorial cannot with reasonable diligence repair or replace the affected Assets prior to Closing, all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage shall be delivered by Pixorial to the Company, or the rights thereto shall be assigned by Pixorial to the Company, and Pixorial shall hold all such proceeds in trust for the Company until so delivered.

6.5 Inconsistent Actions. Prior to the Closing, Pixorial will not (a) take any action inconsistent with its obligations under this Agreement or which would hinder or delay consummation of the transactions contemplated hereby, or (b) enter into or conduct any discussions or encourage, solicit, initiate or participate in discussions or negotiations with, or provide information to, any other party concerning the transactions contemplated by this Agreement or otherwise with respect to the Assets or the Business and shall promptly advise the Company of any solicitations with respect to such matters.

6.6 Notification. Between the date of this Agreement and the Closing Date, Pixorial shall promptly notify the Company in writing if it becomes aware of any fact or condition which renders or will render any representation untrue or incorrect or breaches, or will cause a breach of, any warranty or covenant made by Pixorial in this Agreement. Should any such fact or condition require any change in the Schedules hereto, Pixorial shall deliver to the Company a supplement(s) to the Schedules specifying such change(s). Delivery of such supplements shall be for information purposes only and shall not modify in any such respect any representation, warranty, covenant or condition contained herein.

6.7 Confidentiality. Pixorial and Andres agree that each will, and will cause Pixorial’s other relevant officers, other personnel and authorized representatives to, hold in strict confidence all information obtained from the Company or which relates to this Agreement (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority other than a result of a breach of this covenant) and will not, and will ensure that such other persons do not, disclose such information to others without the prior written consent of the Company, provided that Pixorial may provide such data and information: (a) in connection with obtaining any of the consents necessary to consummate the transactions contemplated by this Agreement; (c) in any filing required of Pixorial by a regulatory authority; and (c) in response to legal process or applicable government regulations, but only that portion of the data and information which, in the written opinion of Pixorial ’s counsel, is legally required to be furnished and further provided that Pixorial notifies the Company of its obligation to provide such confidential information and fully cooperates with the Company to protect the confidentiality of such data and information pursuant to the applicable provisions of the U.S. Freedom of Information Act. If this Agreement is terminated for any reason, none of Pixorial, Andres or such other persons shall use Company’s information and shall promptly return to the Company or destroy all tangible evidence thereof, including copies, which have been furnished to Pixorial or such other persons.

6.8 Acquired Intellectual Property. Pixorial agrees to execute on or before the Closing Date all necessary documents with respect to the assignment of all Acquired Intellectual Property owned by Pixorial to Company (including, without limitation, registrations and pending registrations thereof). Pixorial agrees that at any time from and after the Closing Date, upon the written request of the Company, its successors, legal representatives or assigns they will use commercially reasonable efforts to communicate with the Company, its successors, legal representatives and assigns all information known to them relating to the Acquired Intellectual Property, and that it will execute and deliver any papers, make rightful oaths, testify in any legal proceedings, and perform all other lawful acts reasonably deemed necessary or desirable by the Company, its successors, legal representatives or assigns, to secure, convey or perfect the Company’s rights to the Acquired Intellectual Property and to enforce or defend the Company’s and its assigns’ rights in and to the Acquired Intellectual Property or assist the Company, its successors, legal representatives or assigns in obtaining or enforcing their rights to the Acquired Intellectual Property. Pixorial also agrees to promptly forward to the Company Acquired Intellectual Property notices of renewal and all other correspondence related to such registrations or applications received by Pixorial.

7. Additional Covenants of the Company.

7.1 Consents. The Company shall use commercially reasonable efforts to obtain, so as not to delay the Closing, all consents, approvals and authorizations necessary to effectuate the transactions contemplated by this Agreement, including the Consents and consents of the Secured Creditors; provided, however, that nothing herein shall obligate the Company to pay any fees for such assignment of the Contracts.

7.2 Confidentiality. The Company agrees that it will, and will cause its officers, other personnel and authorized representatives to, hold in strict confidence all data and information obtained from Pixorial (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority other than a result of a breach of this covenant) and will not, and will ensure that such other persons do not, disclose such information to others without the prior written consent of Pixorial, provided that the Company may provide such data and information: (a) to any financial institution, investment banking firm, banking institution or investors providing financing or contemplating providing financing to the Company for the purposes hereof; (b) in connection with obtaining any of the consents necessary by a regulatory authority; and (d) in response to legal process or applicable government regulations, but only that portion of the data and information which, in the written opinion of the Company, is legally required to be furnished and further provided that the Company notifies Pixorial of its obligation to provide such confidential information and fully cooperates with Pixorial to protect the confidentiality of such data and information pursuant to the applicable provisions of the Freedom of Information Act. If this Agreement is terminated for any reason, the Company and such other persons shall not use Pixorial information and shall promptly return to Pixorial or destroy all tangible evidence thereof, including copies, which have been furnished to the Company or such other persons.

8. Conditions to the Obligations of the Company.

The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

8.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Pixorial and Andres in this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Closing Date. Pixorial and Andres shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing and shall have delivered to the Company copies of resolutions adopted by the board of directors and, if necessary, shareholders of Pixorial authorizing the transactions contemplated by this Agreement, as well as any consents required to consummate such transactions and completed its undertaking set forth in Section 6.

8.2 No Adverse Action. There shall not be pending or threatened any action before any court or other Governmental Authority which shall seek to prohibit or invalidate the delivery of the Assets to the Company, or which might adversely affect the right of the Company to operate the Business. The Business shall not have been materially affected by any event or circumstance after the date of this Agreement.

8.3 Certified Resolutions. Pixorial shall have delivered to the Company copies of resolutions adopted by the board of directors of Pixorial and its shareholders authorizing the transactions contemplated by this Agreement, certified as of the Closing by a Secretary or Assistant Secretary of Pixorial.

8.4 Receipt of Necessary Consents. All consents, waivers, estoppel letters, authorizations or approvals of third parties and governmental entities with respect to any of the transactions contemplated by this Agreement, including, without limitation, consent of the Secured Creditors, the Pixorial Shareholders, consent to assignment of the Contracts, with such amendments to the Contracts as the Company deems appropriate, where required shall have been obtained and confirmed by written evidence reasonably satisfactory to the Company. In the event any necessary consent and/or amendment is not obtained prior to the Closing and the Company elects to close this transaction, the same shall not constitute a waiver of the Company’s rights and Pixorial and Andres will nonetheless (a) continue to use commercially reasonable efforts to obtain the necessary consents and/or amendment, and (b) cooperate with the Company in any interim arrangement necessary to obtain for the Company the practical benefits of the Contracts or other arrangement for which the consent has not been obtained.

8.5 Searches. Pixorial shall have delivered to the Company at least 10 days prior to the Closing Date the results of a lien, bankruptcy, judgment and litigation searches dated no earlier than 10 days prior to the date of delivery thereof to the Company with respect to Pixorial and the Assets.

8.6 Discharge of Liens. Pixorial shall have delivered to the Company evidence in form and substance satisfactory to the Company and the Company’s counsel that all Pixorial ’s Obligations and Liens affecting the Assets have been discharged in full.

8.7 License Agreement. Pixorial and the Company shall have delivered and entered into the License Agreement as of the Effective Date as set forth in Exhibit C (the “License Agreement”).

8.8 Lock-Up Agreement. The shareholders of Pixorial (the “Pixorial Shareholders”) and the Secured Creditors shall have entered into a Lock-Up Agreement in the form attached hereto as Exhibit D.

8.9 Pixorial Shareholder Consent. Pixorial shall have received the written consent of the Pixorial Shareholders, in a form satisfactory to both Pixorial and the Company, authorizing the sale of the Assets in exchange for the Shares as set forth in Section 2.1 which consent shall include an acknowledgement by the Shareholders of the Securities Laws Representations set forth in Section 4.11.

8.10 Secured Creditor Debt. Siena Pier Ventures 2007 Fund, LLP and Siena Pier Ventures, LLC (the “Secured Creditors”) the holders of certain indebtedness of the Company in the principal amount of $2,025,000 (the “Siena Debt”) shall have agreed to exchange the principal amount and accrued interest of the Siena for the number of shares of the Company’s common stock set forth in Schedule 2.1.

8.11 Financial Statements. Pixorial shall have delivered the Financial Statements to the Company and the Company shall have completed the audit of the Financial Statements as provided for in Section 4.7.

9. Conditions to Obligations of Pixorial and Andres.

The obligations of Pixorial and Andres to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

9.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Closing Date. The Company shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing and shall have delivered to Pixorial copies of resolutions adopted by the board of directors of Pixorial authorizing the transactions contemplated by this Agreement.

9.2 Certified Resolutions. The Company shall have delivered to Pixorial copies of resolutions adopted by the board of directors of the Company authorizing the transactions contemplated by this Agreement, certified as of the Closing by a proper officer of the Company.

9.3 Delivery of the Shares. Pixorial or its Shareholders shall have received the the number Shares set forth next to their names on Schedule 2.1as provided for in this Agreement.

10. Certain Actions After the Closing.

10.1 Further Assurances. After the Closing, upon the reasonable request of the other, each party shall execute and deliver all further documents and instruments and shall take such other steps as may be reasonably necessary to effectuate the transactions contemplated hereby. In addition, each party shall cooperate with and provide information, records, documents and assistance with respect to claims or liabilities that may arise after the Closing.

10.2 Cooperation. Andres will cooperate with Company to the fullest extent possible without further compensation (but in no event more than five hours each 30 days) for a period of up to 90 days after Closing Date as may be reasonably required by Company with respect to the operation of Pixorial ’s business. The Company will designate an officer or other management person to act as a liaison with Andres to obtain his cooperation in this regard.

11. Indemnification.

11.1 Indemnity by Pixorial and Andres. Subject to the limitation provided for in Section 11.3(b), Pixorial and Andres, jointly and severally, agree to indemnify and hold the Company and its officers, directors, employees, agents and affiliates (collectively, the “Company Indemnitees”) harmless from all Company Indemnified Liabilities. For this purpose, “Company Indemnified Liabilities” shall mean all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys’ fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the Company Indemnitees or any of them arising from, in connection with or as a result of (a) any false or inaccurate representation or warranty made by or on behalf of Pixorial or Andres in or pursuant to this Agreement; (b) any default or breach in the performance of any of the covenants or agreements made by Pixorial or Andres in or pursuant to this Agreement; (c) any default or breach in the performance of any of the covenants or agreements made by Andres in or pursuant to the Consulting Agreement; (d) the operation of the Assets and the Business prior to the Closing Date; (e) any Pixorial ’s Obligations; and (f) any obligation or liability of Pixorial which Company has not assumed.

11.2 Indemnity by the Company. The Company agrees that it will indemnify and hold Pixorial and its officers, directors, employees and agents, including Andres harmless (collectively, the “Pixorial Indemnitees”) from all Pixorial Indemnified Liabilities. For this purpose, “Pixorial Indemnified Liabilities” incurred by Pixorial means all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys’ fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by Pixorial or Andres, arising from, in connection with or as a result of (a) any false or inaccurate representation or warranty made by or on behalf of the Company in or pursuant to this Agreement; (b) any default or breach in the performance of any of the covenants or agreements made by the Company in this Agreement; or (c) the operation of the Business or the Assets after the Closing Date.

11.3 Procedure for Indemnification.

(a) In the event any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in Company Indemnified Liabilities or Pixorial Indemnified Liabilities, as the case may be, the indemnified party shall give written notice to such effect to the indemnifying party promptly upon becoming aware thereof. In such event, the indemnifying party shall assume full control of the defense thereof and hire counsel (which counsel shall be reasonably satisfactory to the indemnified party) to defend any such demand, claim or lawsuit (provided, however, that the failure to give such Notice shall not relieve the indemnifying party of its obligations hereunder). The indemnified party shall be permitted to participate in such defense at its sole cost and expense, provided that if the indemnifying party proposes that the same counsel represent both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the indemnified party shall have the right to retain its own counsel at the cost and expense of the indemnifying party. In the event that the indemnifying party shall fail to respond within 20 days after receipt of the notice from the indemnified party of any such demand, claim or lawsuit, then the indemnified party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the indemnifying party.

(b) With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid in advance of settlement or final adjudication thereof on a current basis within 30 days of receipt from the indemnified party of such supporting documentation as the indemnifying party may reasonably request. The Company shall have the right to set off the Company Indemnified Liabilities against the Shares issuable pursuant to this Agreement and the Company’s common stock issuable pursuant to the stock options provided for in the Consulting Agreement (the “Option Shares”). The obligations of Pixorial and Andres pursuant to this Section 11 to indemnify the Company for the Company Indemnified Liabilities shall be limited to the Company’s right to set off such amounts against the Shares and the Option Shares.

11.4 Limitations; Survival. The representations, warranties and covenants of the parties shall survive the Closing for a period of three (3) years from the Closing Date, in each such case notwithstanding any investigation made by or on behalf of the Company or Pixorial.

12. Termination.

12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, but not later than the Closing Date:

(a) by mutual written consent of the Company and Pixorial;

(b) by the Company, in its sole discretion, if any of the representations or warranties of Pixorial contained herein are not in all material respects true, accurate and complete or if Pixorial breaches or fails to comply with any covenant or agreement contained herein and Pixorial or Andres fails to cure such breach within 10 days of prior written notice;

(c) by Pixorial , in its sole discretion, if any of the representations or warranties of the Company contained herein are not in all material respects true, accurate and complete or if the Company breaches or fails comply with any covenant or agreement contained herein and the Company fails to cure within 10 days of prior written notice;

(d) by the Company, as provided in Section 6.4 hereof; or

(e) by either party upon written notice to the other in the event that the Closing has not occurred by April 1, 2016, for any reason other than the failure of the party seeking to terminate this Agreement to perform its obligations hereunder or a breach of a representation or warranty by such party herein.

12.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 12.1, written notice thereof shall promptly be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the other party hereto. Notwithstanding such termination, each party shall have the right to seek damages with respect to such termination, and shall not be precluded by the exercise of such termination right from pursuing, subject to the terms of this Agreement and applicable law, any cause of action or other claim it may then or at any time thereafter have against the other party in respect of any breach or default by the other party hereunder.

13. Miscellaneous.

13.1 Amendment and Modification; Assignment; Binding Effect. This Agreement may only be amended by written instrument signed by the parties hereto. No waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Pixorial or Andres shall not assign its rights or delegate its duties hereunder without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

13.2 Entire Agreement. This Agreement and the schedules and exhibits attached hereto constitute the entire agreement of the parties with respect to the sale of the Assets and the other transactions contemplated in this Agreement, and supersede all prior understandings, agreements and oral representations and warranties of the parties with respect to the subject matter of this Agreement.

13.3 Execution in Counterparts, Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The signature of any party to this Agreement which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

13.4 Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and shall be either hand delivered, delivered by email, mailed by overnight delivery service or by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Pixorial or Andres:	If to Company:

Andres Espineira, CEO	Lifelogger Technologies Corp.
Pixorial, Inc.	11380 Prosperity Farms Rd., Ste. 221E
18555 E. Smoky Hill Rd., #461749	Palm Beach Gardens, FL 33410
Aurora, CO 80015-3105	Attention: Stewart Garner, CEO

Email: espineira@spv.email	email: stew@lifelogger.com

With a copy to:

Laura Anthony, Esq.
Lazarus Rothstein, Esq.
Legal & Compliance, LLC
330 Clematis Street, Suite 217
West Palm Beach, FL 33401

Email:	lanthony@legalandcompliance.com
lrothstein@legalandcompliance.com

Any such notice shall be deemed delivered (a) on the date delivered if by personal delivery or by facsimile, or (b) on the date upon which the return receipt is signed or delivery is refused or not deliverable, as the case may be, if mailed. Any party may change the address to which notices under this Agreement are to be sent to it by giving written notice thereof.

13.5 Governing Law. This Agreement will be governed in all respects by the internal laws of the State of Florida (without giving effect to the conflicts of law principles thereof).

13.6 Service of Process; Jurisdiction; Waiver of Jury Trial Rights.

(a) Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by any means permitted pursuant to Section 13.4 above or by any other method provided or permitted under Florida law.

(b) Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in Palm Beach County, Florida over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereby agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon such judgment.

(c) Each party hereto specifically waives any right it might otherwise have to a jury trial with respect to any matter arising under this Agreement.

13.7 Attorneys’ Fees. If any party to this Agreement brings an action to enforce or interpret its rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

13.8 Severability. If any court, arbitrator or administrative agency of a competent jurisdiction finds any provision of this Agreement is illegal, invalid or unenforceable but would be legal, valid or enforceable if some part or parts of it were deleted or modified, or if the period or area of application were reduced, then such provision shall apply automatically with such modification as is necessary to make it legal, valid and enforceable under applicable laws, and otherwise this Agreement shall continue in full force and effect.

13.9 Injunctive Relief. Each party acknowledges and agrees that a breach by either party of any of the covenants or agreements contained herein will result in irreparable and continuing damage to the other party for which there will be no adequate remedy at law. Accordingly, each party hereto agrees that such other party shall be entitled to injunctive relief and/or a decree for specific performance, (without need to post a bond or other security), in addition to all such other relief as may be proper (including monetary damages if appropriate) at law or in equity.

13.10 Interpretation. Each party hereto has reviewed, and has had an adequate opportunity to have its attorney review, this Agreement. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

13.11 Expenses. Except as otherwise provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection with this Agreement and transactions contemplated by this Agreement shall be paid by the party incurring the expenses.

13.12 Waiver. Any party to this Agreement may extend the time for or waive the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties by the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement. Any such extension or waiver shall be in writing and signed by an officer of the waiving party. No such waiver shall operate or be construed as a waiver of any subsequent act or omission of the parties.

[This space intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:		PIXORIAL:

Lifelogger Technologies Corp.		Pixorial, Inc.
a Nevada corporation		a Colorado corporation

By:	/s/ Stewart Garner	By:	/s/ Andres Espineira
	Stewart Garner	Name:	Andres Espineira
	Chief Executive Officer	Title:	CEO and Chairman of the Board

ANDRES:

/s/ Andres Espineira
Andres Espineira

INDEX TO EXHIBITS

Exhibit “A”	Assets
Exhibit “B”	Consulting Services Agreement
Exhibit “C”	License Agreement
Exhibit “D”	Lock-Up Agreement
Exhibit “E”	Bill of Sale and Assignment

INDEX TO SCHEDULES

Schedule 1.1(b)	Acquired Intellectual Property
Schedule 2.1	Allocation of Shares
Schedule 2.2	Allocation of Purchase Price
Schedule 4.2	Consents
Schedule 4.7	Liabilities and Obligations
Schedule 4.8	Litigation and Proceedings

Exhibit “A”

LIST OF ASSETS

1.	Domain Name: www.pixorial.com and all code and content embedded in or contained on this website.

2.	Supplier List and list of users and customers (approximately 620,000 users)

3.	Trademarks:

a.	Pixorial ® (Registration: #3592368 Principal)

b.	What’s Your Story ® (Registration: #4233467 Principal)

c.	Enjoy Your Show ® (Registration: #3588314 Principal)

d.	Your Video Memories on Demand ® (Registration: #4075516 Supplemental)

4.	All the source code, software, trade secrets, processes, ideas, know-how, improvements, discoveries, developments, designs, techniques and contract rights related to Pixorial software and the Pixorial app including but not limited to contract rights related to Pixorial app for inclusion on the Apple store and the Google Play store.

5.	All information relating to research & development, new products, marketing, business plans, market intelligence related to Pixorial app and its.

6.	All works of authorship by Pixorial.

7.	All documents relating to the operation of Pixorial (legal, human resources, business development, presentations, funding efforts, etc.).

8.	All proprietary rights granted by employees and contractors to Pixorial by the execution of any and all Proprietary Information and Inventions Agreements.

9.	All customer and supplier agreements.

Exhibit “B”

CONSULTING AGREEMENT

I THIS CONSULTING AGREEMENT (the “Agreement”) is entered into effective as of November 1, 2015 (the “Agreement Date”) between Lifelogger Technologies Corp., a Nevada corporation (“Company”), and Andres Espineira (the “Consultant”). For purposes hereof, Company and Consultant may collectively be referred to as the “Parties”.

BACKGROUND INFORMATION

A.	WHEREAS, Company desires to contract for certain services as described on the attached Schedule A from Consultant pursuant to the terms and conditions of this Agreement; and

B.	WHEREAS, Consultant desires to provide services to Company, as requested in writing by the Company Contact Person referenced above, upon the terms and subject to the conditions of this Agreement.

PROVISIONS

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

14. SERVICES, COMPENSATION, WARRANTY, REPRESENTATION.

Consultant agrees to provide those services to Company as such services are requested in writing by the Company and otherwise all in accordance with the provisions of this Agreement as set forth in Schedule A (the “Services”).

Company will pay those expenses of Consultant, which are incurred in connection with Consultant’s delivery of Services hereunder, provided Company approves such expenses in advance. Consultant shall deliver to Company copies of all expense receipts at the time of submission of invoices. In addition, Consultant agrees to provide Company with applicable tax forms (e.g. Form W-9) upon Company’s request.

Consultant warrants that the Services to be provided under this Agreement shall be performed by Consultant, or if this Agreement is with an entity, qualified personnel in a professional manner conforming to generally accepted industry standards and practices. This warranty shall be valid for a period of thirty (30) days from the performance of the relevant Services. The Parties agree that Consultant’s sole obligation with respect to the Services covered by this limited warranty shall be to correct the nonconformity or to refund the fees paid for the affected Services.

Consultant agrees to have each employee or Consultant of Consultant who provides any services under this Agreement to Company sign the Company’s standard Confidentiality Agreement, Work for Hire Agreement, Certificate of Originality in the form attached hereto on Schedule B. All such forms must signed prior to the performance of any work by such individual. Company may withhold payment on any amounts billed for individuals who have not signed Company’s required forms.

15. STATUS OF CONSULTANT. In performing the Services, nothing in this Agreement shall be construed to create the relationship of employer-employee, principal-agent or master-servant, either expressed or implied. Further, the relationship between the Parties is that of contract, Consultant being an independent contractor, free from interference or control by Company in the performance of Services, subject only to the terms of this Agreement. Neither Company nor Contractor has the authority to bind or incur any obligation for the other, and each agrees that Contractor will not hold itself out to any third party as having, or act toward any third party in any manner which would suggest that they have, any such authority.

16. TAX AND INSURANCE. Consultant acknowledges that, as an independent contractor, Consultant is not covered by Company’s workers’ or unemployment compensation insurance. Additionally, Consultant agrees that no withholding will be made by Company for any federal, state, local, social security, Medicare or other taxes (for any governmental or other agency) from any amounts paid to Consultant by Company under this Agreement. Consultant further agrees to be solely and personally responsible for the payment of all such taxes from the compensation or other remuneration paid Consultant under this Agreement.

17. DEFINITION OF CONFIDENTIAL INFORMATION.

For purposes of this Agreement, the term “Confidential Information” means all of the following materials and information (whether or not reduced to writing and whether or not patentable or protectable by copyright) which Consultant receives or receives access to in connection with its providing Services to Company: this Agreement, financial information, business formulas, compilation of information and records, including information relating to products, prices charged and paid by Company, research, development, inventions, name or names of customers and potential customers and trade secrets of Company; (ii) any information related to the business, marketing, sales and financial strategies of Company; (iii) computer software, copyrights, and related documentation and all existing and future products and technology developed or derived therefrom; (iv) any information or materials received by Company from a third party which Company is under a covenant to maintain its confidentiality, provided Company notifies Consultant of its obligation; and (v) any other materials or information related to the business or activities of Company which are not generally known to others engaged in similar businesses or activities.

Failure to mark any of the Confidential Information as proprietary or secret shall not affect its status as part of the Confidential Information under the terms of this Agreement.

18. TREATMENT OF INFORMATION.

Consultant acknowledges that, as a result of its providing Services to Company, Consultant will have access to and may be making use of, Company’s Confidential Information. Consultant also agrees that all software and related documentation of Company is deemed a valuable trade secret of Company. Consultant agrees that all of such Confidential Information:

Shall not be distributed, disclosed or disseminated in any way or form by Consultant to any third party except with the prior written permission of Company;

Shall be treated by Consultant with the same degree of care to avoid disclosure to any third party as is used with respect to Consultant’s own information of like importance which is to be kept secret, but no less than a reasonable amount of care under the circumstances; and

Shall not be used by Consultant for Consultant’s own purposes except as otherwise expressly stated herein, without the express prior written permission of Company.

Consultant agrees that all right, title and interest in any Confidential Information and any changes, modification, enhancements or derivative works therefrom shall be and remain the exclusive property of Company. All notes, data, tapes, disks, reference items, memoranda, records, apparatus and other materials in any way relating to any of the Confidential Information or to Company’s business shall belong exclusively to Company.

The Parties agree that all Services (and all resulting work products) performed hereunder shall be work-for-hire for the benefit of Company. Consultant hereby assigns all of Consultant’s rights in all intellectual property (including, but not limited to, trade secrets, know-how, inventions, copyrights, designs, computer programs and software techniques) that Consultant conceives or develops in connection with or related to the Services provided to Company. During and after the Term, Consultant will do whatever is requested by Company, at its expense, to transfer of all said work to Company and to sign documents or otherwise assist in obtaining, confirming, and enforcing Company’s rights in the assigned property.

19. NON-SOLICATION OF Company EMPLOYEES, PROTECTION OF TRADE SECRETS.

During the Term, Consultant may learn Confidential Information essential to the business and competitive position of Company, including, without limitation, customer information, business strategies, financial information, employee information, source and object codes, and other trade secrets that would unfairly disadvantage Company were Consultant to use or disclose such information in business activities competitive with Company. To protect Company’s Confidential Information and its relationships with its employees, Consultant will not, during the Term and for two (2) years immediately following its termination for Cause (as hereinafter defined) by the Company or termination by Consultant as provided for in Section 8.2(d) (or expiration, if applicable), either as an individual on Consultant’s own account or as a partner, employee, agent, Consultant, officer, director, stockholder, or otherwise:

Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent Consultant or otherwise with, any corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business, which is in competition with the business of the Company as and where conducted by it at the time of such termination; provided, however, that the ownership of not more than five percent (5%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant;

Reveal the name of, contract with, solicit, persuade, interfere with or endeavor to entice away from the Company or any of its affiliates or subsidiaries, any of the Company’s customers or users of its software, or enter into any agreement with the Company’s customers and software users (or any person or entity affiliated with then) with respect to the sale, purchase or use of software that offers functionality substantially similar to the Company’s software products. In addition to, and not in limitation of the other provisions hereof, Consultant shall not at any time in any manner interfere with, disturb, disrupt, decrease or otherwise jeopardize the relationship between the Company and its customers and software users or do or permit to be done anything which may tend to take away or diminish the trade, business or good will of the Company with its Customers or software users or give to any person the benefit or advantage of the Company’s relationship with such persons; or

Hire, solicit for hire, refer, or retain the services of any Company employee or contractor for any matter whatsoever during the Term and for one year following its termination period of time which said employee is employed by Company or who has been employed by the Company within six (6) months.

Nondisclosure; Return of Materials. During the Term and following termination hereof, Consultant will not disclose (except as required by his duties to the Company or force of law), any concept, design, process, technology, trade secret, customer list, plan, embodiment or invention, any other intellectual property (“Intellectual Property”) or any other confidential information, whether patentable or not, of Company of which Consultant becomes informed or aware during his tenor with Company, whether or not developed by Consultant. In the event of the termination or expiration of this Agreement, Consultant will return to the Company all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals that pertain to his services to the Company or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

20. REASONABLENESS OF RESTRICTIVE COVENANTS AND SEVERABILITY.

Consultant has carefully read and considered the provisions of Sections 5, 6 and 7 of this Agreement, and having done so, agrees that the restrictions in such sections are fair and reasonable and are reasonably required for the protection of the interests of Company.

In the event that a court of competent jurisdiction shall determine that any of the foregoing restrictions are unenforceable, the parties hereto agree that it is their desire that such court substitute an enforceable restriction in place of any restriction deemed unenforceable, and that the substitute restriction be deemed incorporated herein and enforceable against Consultant. It is the intent of the parties hereto that the court, in so determining any such enforceable substitute restriction, recognize that it is their intent that the foregoing restrictions be imposed and maintained to the greatest extent possible. The foregoing shall not be interpreted to limit any party’s rights to appeal.

Sections 7 and 8 of this Agreement shall survive the termination of this Agreement for any reason whatsoever and Consultant’s engagement in connection herewith.

21. TERM AND TERMINATION OF THE AGREEMENT.

Company hereby agrees to retain Consultant and Consultant agrees to provide the Services on the terms and conditions hereinafter set forth.. Subject to the provisions for termination hereinafter provided, the term of this Agreement shall begin on the date hereof and shall end (“Termination Date”) forty (40) months after the Effective Date (the “Term”). Notwithstanding the foregoing, the Term may end on a date that it is earlier terminated by Consultant or the Company in accordance with the provisions of Paragraph 8.2 below.

The services of the Consultant:

shall be terminated automatically upon the death or Disability of Consultant;

may be terminated for Cause at any time by the Company, with any such termination not being in limitation of any other right or remedy the Company may have under this Agreement or otherwise;

if the Asset Purchase Agreement entered into among the Company, Pixorial, Inc. and Consultant dated as of November 10, 2015 (the “APA”) is terminated for any reason, the Company may terminate this Agreement at any time without Cause with 15 days’ advance notice to Consultant;

may be terminated at any time by Consultant with thirty (30) days’ advance notice to the Company; or

may be terminated at any time by Consultant if the Company materially breaches this Agreement and fails to cure such breach within thirty (30) days of written notice of such breach from Consultant, provided that Consultant has given notice of such breach within ninety (90) days after he has knowledge thereof and the Company did not have Cause to terminate Consultant at the time such breach occurred.

Upon any termination, Consultant shall be deemed automatically to have resigned from all offices and any directorship held by him in the Company, unless the Company informs Consultant otherwise.

Consultant’s services for all purposes shall be deemed to have terminated as of the effective date of such termination hereunder (the “Date of Termination”), irrespective of whether the Company has a continuing obligation under this Agreement to make payments or provide benefits to Consultant after such date.

22. Certain Termination Payments.

If Consultant’s services are terminated by the Company with Cause or are terminated pursuant to Paragraph 8.2 (d) hereof, Consultant shall be entitled to no further compensation or other payments or benefits under this Agreement, except as to that portion of any unpaid compensation and benefits accrued and earned by him under Schedule A up to and including the Date of Termination. If this Agreement is terminated by the Company without Cause or by Consultant pursuant to Section 8.2(e), then Consultant shall be entitled to the Consulting Fees payable monthly for the balance of the Term and the immediate vesting of the Stock Options.

“Cause” means:

Consultant’s conviction of, or plea of “no contest” to, a felony;

Consultant’s willfully engaging in an act or series of acts of gross misconduct that result in demonstrable and material injury to the Company;

Consultant’s willful and continued failure to perform substantially his duties with the Company after a demand in writing for substantial performance is delivered by the Company, which demand specifically identifies the manner in which the Company believes that the Consultant has not substantially performed his duties; or

Consultant’s repeated and willful failure to follow the written directives of the Company in connection with his duties hereunder.

Unless otherwise agreed upon in writing by the Parties, Consultant shall cease performing Services and shall submit an invoice for any amounts which may be due Consultant under this Agreement as of the date of termination;

Consultant shall deliver to Company all Confidential Information and materials, including those materials referred to in Sections 4 and 5 of this Agreement, together with all copies thereof, in Consultant’s possession or under Consultant’s control and to certify in writing to Company that all of such materials have so been returned.

23. MISCELLANEOUS.

The duties and obligation of Sections 3, 4, 5, 6, 7, 8 and 9 of this Agreement shall survive the termination of this Agreement. Consultant will indemnify Company for damages, liabilities and costs associated with Consultant’s breach of any of the provisions of this Agreement or the intentional acts of Consultant.

All communications between the Parties with respect to any of the provisions of this Agreement shall be in writing, and shall be sent by personal delivery or by airmail, facsimile transmission or other commercial means of rapid delivery, postage or costs of transmission and delivery prepaid, to Consultant as set forth in the preamble of this Agreement, or to Company (attention Company Contact Person with a copy to Legal Department), until such time as either Party provides the other not less than ten (10) days’ prior written notice of a change of address in accordance with these provisions.

This Agreement is based on the personal services of Consultant. No Services or rights or obligations associated therewith may be assigned or transferred by Consultant without the prior written consent of Company. Any attempt by Consultant to assign or transfer any of the rights, duties, or obligations of this Agreement without Company’s written consent is void.

Consultant understands and agrees that Company may suffer irreparable harm in the event that Consultant breaches any of Consultant’s obligations under this Agreement. Accordingly, Consultant agrees that, in the event of said breach, Company, in addition to any other rights, remedies or damages available to it at law or in equity, Company may be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or to restrain any such breach by Consultant.

Consultant represents that Consultant’s performance of all the terms of this Agreement and any Services to be rendered as an independent Consultant of Company do not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by Consultant in confidence, trust or otherwise prior to its performing consulting services for Company) to which Consultant is a party or by the terms of which Consultant may be bound. Consultant covenants and agrees that Consultant shall not disclose to Company, or induce Company to use, any such proprietary information, knowledge or data belonging to any previous employer, Consultant or others. Consultant further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

This Agreement shall be interpreted and enforced in accordance with the laws of the State of Florida. Each of the parties submits to the jurisdiction of any state or federal court sitting in Palm Beach County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined by any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Consultant agrees and consents to venue in Palm Beach County, Florida and to the in personam jurisdiction of the aforementioned courts.

This Agreement and the agreements referenced herein represent the sole and entire agreement between the parties and supersedes any and all prior agreements, negotiations, and discussions between the parties or their respective counsel with respect to the subject matters covered in this Agreement. This Agreement may be modified only by a writing signed by both parties.

If either party initiates proceedings for the other’s breach of this Agreement, the prevailing party shall recover attorneys’ fees and costs, including such fees and costs on any enforcement or appeal proceedings.

This Agreement may be executed in two counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same document.

[This space intentionally blank. Signatures follow.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Agreement Date first above written.

CONSULTANT:	LifeLogger Technologies Corp.,
A Nevada corporation

By:
Andres Espineira	Stewart Garner
Chief Executive Officer

INDEPENDENT CONSULTANT AGREEMENT

SCHEDULE A

Description of Services:	Consultant shall serve as a consultant to the Company and shall perform diligently such duties as are may be reasonably required from time to time by the Company or its Chief Executive Officer.

Estimated Time Commitment	Consultant shall devote his full time efforts to the Services provided to the Company.

Rates/Fees:

1. Compensation.

(a) For all services he may render to the Company during the Term, the Company shall pay to Consultant the sum of $8,000 per month (the “Consulting Fee”).

(b) Other Compensation. Such other compensation as determined by the Company’s Board of Directors.

(c) Time Off. Consultant shall be entitled to two (2) weeks annually wherein the Consultant will not be required to devote his full time and attention to the Company’s business, without reduction in compensation. Consultant shall notify the Company of his intention to take time off.

2. Consultant Stock Awards Plan. During the Term, and assuming that the Company has closed under the terms of the APA (“Closing”), Consultant shall be awarded stock options to purchase a total of 6,000,000 shares of the Company’s common stock, which stock options shall (i) be exercisable at market value as determined by the closing price of the Company’s stock as quoted on the OTC Markets as of October 31, 2015; and (ii) one –third (1/3) of the options shall vest on each anniversary of the Closing so long as Consultant continues to provide services to the Company subject to the terms of the Stock Option Agreement attached hereto as Exhibit A.

Consultant Signature:	LIFELOGGER TECHNOLOGIES CORP.

ANDRES ESPINEIRA	By:
Its:

Schedule B

LIFELOGGER TECHNOLOGIES CORP.., Inc.

Independent Consultant – Confidentiality Agreement, Work-for-Hire Agreement

Engagement. LIFELOGGER TECHNOLOGIES CORP., Inc. (“Company”) hereby accepts Andres Espineira (hereinafter “Consultant”) to perform services for Company under a contract between Company and Andres Espineira (the “Independent Consultant Agreement”), and Consultant agrees to perform such services all upon the terms and conditions in this Agreement.

24. Term. Unless sooner terminated pursuant to the provisions of the Independent Consultant Agreement, the term of this engagement under this Agreement shall be for as long as Consultant provides services to Company hereunder, with Consultant acknowledging that Consultant may be terminated at any time.

25. Confidentiality & Non-Disclosure. Both during and after Consultant’s engagement, Consultant shall not disclose to anyone outside Company any “Confidential & Proprietary Information” and “Trade Secrets” and shall use such information only for Company’s business purposes, and shall provide Company with notice of any inadvertent disclosure of such information. “Confidential & Proprietary Information” is defined as information that has not been made publicly available by Company or the third party owner of such information. It includes Developments (defined in Section 6), computer software, technical data, specifications, designs, concepts, discoveries, copyrights, improvements, product plans, research and development, financial information, customer lists, leads, and/or marketing programs. “Trade Secrets” is defined as the software products, including related documentation of Company and such other information that constitutes a trade secret under applicable law.

26. Consultant shall not disclose to Company, use in Company’s business, or cause Company to use any information or material which is confidential to any third party unless Company has a written agreement with the third party allowing Company to receive and use the confidential information or materials. Consultant will not incorporate into Consultant’s work any material that is subject to the copyrights of any third party unless Company has the right to copy and incorporate such copyrighted material.

27. Surrender of Records & Property. Upon the termination of the Consultant’s engagement, for any reason whatsoever, the Consultant agrees to surrender to Company, in good condition, all records pertaining to Company’s business operations and related to any work performed for Company, all Company property, and any and all third party property, including all Confidential & Proprietary Information, Trade Secrets, drawings, computer programs or copies thereof, documentation, notebooks and notes, reports and any other materials on electronic or printed media. Included are any documents or media containing the names, addresses, and other information with regard to customers or potential customers of the Company, which have been served by the Consultant.

28. Invention Assignment. Consultant hereby grants, transfers and assigns to Company all of Consultant’s rights, title and interest, if any, in any and all Developments, including rights to translation and reproductions in all forms or formats and the copyrights and patent rights thereto, if any, and Consultant agrees that Company may copyright said materials in Company’s name and secure renewal, reissues and extensions of such copyrights for such periods of time as the law may permit. “Developments” is defined as any idea, invention, process, design, concept, or useful article (whether the design is ornamental or otherwise), computer program, documentation, literary work, audiovisual work and any other work of authorship, hereafter expressed, made or conceived in the scope of Consultant’s employment or engagement and solely or jointly by Consultant during Consultant’s engagement whether or not subject to patent, copyright or other forms of protection.

29. Consultant acknowledges that the copyrights in Developments created by Consultant belong to Company by operation of law, or may belong to a party engaged by Company by operation of law pursuant to a works for hire contract between Company and such contracted party. To the extent the copyrights in such works may not be owned by Company or such contracted party by operation of law, Consultant hereby assigns to Company or such contracted party, as the case may be, all copyrights (if any) Consultant may have in Developments.

30. Items not assigned must be listed and described on the attached “Schedule of Separate Works.” Consultant agrees not to include any part of such items in the materials Consultant prepares for Company unless and until such items are licensed or assigned to Company under separate written agreement.

31. At all times hereafter, Consultant agrees promptly to disclose to Company all Developments, to execute separate written assignments to Company at Company’s request, and to assist Company in obtaining patents or copyrights in the U.S. and in other countries, on any Developments assigned to Company that Company, in its sole discretion, seeks to patent or copyright. Consultant also agrees to sign all documents, and do all things necessary to obtain such patents or copyrights, to further assign them to Company, and to reasonably protect them and Company against infringement by other parties at Company expense with Company prior approval.

32. Consultant irrevocably appoints any Company-selected designee to act, at all time hereafter, as his or her agent and attorney-in-fact to perform all reasonable acts to obtain patents and/or copyrights related to Developments as defined and required by this Agreement if Consultant (i) refuses to perform those acts or (ii) is unavailable, within the meaning of the United States Patent and Copyright laws. Consultant expressly intends it that the foregoing power of attorney be coupled with an interest.

33. Consultant shall keep complete, accurate, and authentic information and records on all Developments in the manner and form reasonably requested by Company. Such information and records, and all copies thereof, shall be the property of Company as to any Developments assigned to Company. Consultant agrees to promptly surrender such information and records at the request of Company as to any Developments.

34. Non-Solicitation. Consultant shall not employ or engage or attempt to employ or engage the services of any employee of Company, either directly or through the agency of a third party during the term of, or within one (1) year after, the termination of Consultant’s employment with Company.

35. Conflict of Interest. Consultant agrees to devote their primary efforts to the service of Company and the promotion of Company’s interests. Consultant further agrees never to enter into any relationship, and to immediately sever any existing relationship, whether such relationship is one for monetary gain, or not, that compromises Consultant’s ability to act in the best interests of Company, or detracts from Consultant’s ability to perform Consultant’s responsibilities and obligations.

36. Entire Agreement & Termination. This Agreement and the Independent Consultant Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and between such parties.

37. Jurisdiction and Venue. The parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Miami-Dade County, Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in the courts of record of the State of Florida in Palm Beach County or the court of the United States, Southern District of Florida; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

38. Consultant Representations, Warranties, and Acknowledgments. Consultant represents and warrants to Company that Consultant is fully empowered to enter and perform Consultant’s obligations under this Agreement. Consultant further warrants that Consultant is under no restrictive covenants to any person or entity that will be violated by entering into and performing this Agreement. Consultant agrees that this Agreement constitutes the valid and legally binding obligation of Consultant enforceable in accordance with its terms.

39. Severability. If any part of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year as indicated below.

LIFELOGGER TECHNOLOGIES CORP.,

A Nevada corporation

By:	Date:

Printed Name:

CONSULTANT:	Date:

Printed Name:

SCHEDULE OF SEPARATE WORKS

The following are works that are not assigned by Section 8 of the Independent Consultant – Confidentiality Agreement, Work-for-Hire Agreement, in which Consultant has any right, title or interest, and which were conceived or written either wholly or in part by Consultant, prior to or outside the scope of Consultant’s engagement by Company.

DESCRIPTION: (If none, enter the word “None”)

Indicate any item listed above that has been published, registered as a copyright, or is or has been the subject of a patent application:

Indicate the name of such organization or third party that also has rights in any of the listed items (such as former employers, partners, etc.):

The foregoing is complete and accurate to the best of Consultant’s knowledge.

Consultant’s Signature:	Date:

Consultant’s Printed Name:

Exhibit “C”

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is dated as of __________, 2015 and made by the shareholder set forth on the signature page to this Agreement (the “Holder”). Any and all capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Asset Purchase Agreement (as defined below).

WHEREAS, each of Lifelogger Technologies Corp. (the “Company”), Pixorial, Inc. (“Pixorial”) and Andres Espiniera, have entered into an Asset Purchase Agreement dated November __, 2015 (the “Asset Purchase Agreement” ) that provides for the Company’s purchase of Pixorial’s assets and extinguishment of certain debts; and

WHEREAS, the execution and delivery of this Agreement by the undersigned is a condition to the closing of the Asset Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Representations and Warranties. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto.

2. Lock-Up. Following the Closing, the undersigned will not, directly or indirectly:

(a) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of the Company or any other securities convertible into or exercisable or exchangeable for shares of the Company, in each case which are beneficially owned and/or acquired as of the date of this Agreement or underlying any security acquired as of the date of this Agreement, or any other shares of the Company that may be acquired by the Holder under the terms of the Asset Purchase Agreement (collectively, the “Shares ”), including, without limitation, Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and Shares that may be issued upon exercise of any options or warrants, or securities convertible into or exercisable or exchangeable for Shares;

(b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise; or

(c) publicly disclose the intention to do any of the foregoing.

3. Release of Lock-Up, Exclusions. The restrictions on the actions set forth in Sections 2(a) through (c) above shall expire with respect to: one-third (1/3) of the Shares on the one (1) year anniversary of the Closing; (ii) one-third (1/3) of the Shares on the two (2) year anniversary of the Closing and (iii) one-third (1/3) of the Shares on the three (3) year anniversary of the Closing. Furthermore, such restrictions shall not apply to: (i) transfers of Shares as a bona fide gift; (ii) transfers of Shares to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; (iii) transfers of Shares to any beneficiary of the undersigned pursuant to a will, trust instrument or other testamentary document or applicable laws of descent; (iv) transfers of Shares to the Company by way of repurchase or redemption; (v) transfers of Shares to any Affiliate of the undersigned; (vi) transfers of Shares by the undersigned that are in compliance with applicable federal and state securities laws; or (vii) transfer of Shares by the undersigned pursuant to an underwritten secondary offering provided that, in the case of any transfer or distribution pursuant to clause (i), (ii), (iii), (v) or (vi) above, each donee, distributee or transferee shall sign and deliver to the Company, prior to such transfer, a lock-up agreement substantially in the form of this Agreement. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

4. Right to Decline Transfer. The Company and its transfer agent on its behalf are hereby authorized (a) to decline to register any transfer of securities if such transfer would constitute a violation or breach of this Agreement and (b) to imprint on any certificate representing Shares a legend describing the restrictions contained herein.

5. Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be given in accordance with the notice provisions of the Asset Purchase Agreement, provided that the address for notices to the Holder shall be as set forth on the signature page hereto.

6. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

7. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

8. Amendment. This Agreement may be amended or modified by written agreement executed by the undersigned and the Company.

9. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10. Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first indicated above.

HOLDER:

By:
Print Name:
Print Title (if applicable):
Name of Entity (if applicable):

Address:

Date:

Exhibit “E”

BILL OF SALE AND ASSIGNMENT

This BILL OF SALE AND ASSIGNMENT (the “Bill of Sale”), dated this __ day of ____, 2016, is from PIXORIAL, INC., a Colorado corporation (the “Seller”) to LIFLOGGER TECHNOLOGIES CORP., a Nevada corporation (the “Buyer”).

NOW, THEREFORE, pursuant to the terms of the Asset Purchase Agreement dated as November __, 2015 between Seller, Andres Espiniera and Buyer (the “Purchase Agreement”) and in consideration of the issuance of 3,200,000 shares of the Buyer’s common stock as provided for the Purchase Agreement and such other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties hereto hereby agree as follows. Capitalized terms used but not defined herein have the meaning given them in the Purchase Agreement.

1. The Seller hereby sells, grants, conveys, assigns, transfers and delivers to Buyer all of Seller’s right, title, and interest in and to the Assets, free and clear of all liens, mortgages, pledges, options, claims, security interests, conditional sales contracts, title defects, encumbrances, charges and other restrictions of every kind (collectively, the “Liens”). Such sale, transfer, conveyance and assignment shall be effective on the date hereof (the “Effective Date”).

2. Buyer hereby absolutely accepts and assumes to be solely liable and responsible for the liabilities associated with the ownership after the Closing Date of the Assets. Except as set forth above, Buyer is not assuming any liabilities or obligations of Seller whatsoever, and the Seller shall continue to be fully responsible for those liabilities and obligations.

3. The Seller covenants and agrees that in the event that (i) the Assets or other rights covered in this Bill of Sale cannot be transferred or assigned by it without the consent of or notice to a third party and in respect of which any necessary consent or notice has not as of the date hereof been given or obtained, or (ii) the Assets or rights are non-assignable by their nature and will not pass by this Bill of Sale, the beneficial interest in and to the same will in any event pass to the Buyer, as the case may be; and the Seller covenants and agrees (in each case without any obligation on the part of the Seller to incur any out-of-pocket expenses) (a) to hold, and hereby declares that it holds, such property, Assets or rights in trust for, and for the benefit of, the Buyer, (b) to cooperate with the Buyer in the Buyer’s efforts to obtain and to secure such consent and give such notice as may be required to effect a valid transfer or transfers of such Assets or rights, (c) to cooperate with the Buyer in any reasonable interim arrangement to secure for the Buyer the practical benefits of such Assets pending the receipt of the necessary consent or approval, and (d) to make or complete such transfer or transfers as soon as reasonably possible.

4. The Seller further agrees (without any obligation on the part of the Seller to incur any out-of-pocket expenses) that it will at any time and from time to time, at the request of the Buyer, execute and deliver to the Buyer any and all other and further instruments and perform any and all further acts reasonably necessary to vest in the Buyer the right, title and interest in or to any of the Assets which this instrument purports to transfer to the Buyer.

5. Any individual, partnership, corporation or other entity may rely, without further inquiry, upon the powers and rights herein granted to the Buyer and upon any notarization, certification, verification or affidavit by any notary public of any state relating to the authorization, execution and delivery of this Bill of Sale or to the authenticity of any copy, conformed or otherwise, hereof.

6. All of the terms and provisions of this Bill of Sale will be binding upon the Seller and its successors and assigns and will inure to the benefit of the Buyer and its successors and assigns.

7. This Agreement shall be governed by the laws of the State of Florida, without regard to conflicts of law principles thereunder.

8. This Bill of Sale is being delivered in connection with the Closing under the Purchase Agreement and is made subject to the provisions of the Purchase Agreement. In the event of any conflict or inconsistency between this Bill of Sale and the Purchase Agreement, the Purchase Agreement shall be the controlling document.

9. This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has caused this Bill of Sale and Assignment to be executed as of the date and year first set forth above.

PIXORIAL, INC.

By:
Name:
Title:

LIFELOGGER TECHNOLOGIES CORP.

By:
Name:
Title:

SCHEDULE 1.1(B)

ACQUIRED INTELLECTUAL PROPERTY

1.	Domain Name: www.pixorial.com and all code and content embedded in or contained on this website.

2.	Trademarks:

a.	Pixorial ® (Registration: #3592368 Principal)

b.	What’s Your Story ® (Registration: #4233467 Principal)

c.	Enjoy Your Show ® (Registration: #3588314 Principal)

d.	Your Video Memories on Demand ® (Registration: #4075516 Supplemental)

3.	All the source code, software, trade secrets, processes, ideas, know-how, improvements, discoveries, developments, designs, techniques and contract rights related to the Pixorial software and the Pixorial app including but not limited to contract rights related to Pixorial app for inclusion on the Apple store and the Google Play store.

4.	All information relating to research & development, new products, marketing, business plans, market intelligence related to Pixorial app and its.

5.	All works of authorship by Pixorial.

6.	All proprietary rights granted by employees and contractors to Pixorial by the execution of any and all Proprietary Information and Inventions Agreements.

Schedule Page 1

SCHEDULE 2.1

ALLOCATION OF SHARES

First Name	Last Name	No. of Shares
Andres	Espineira	20,000
Gina	Miccio	6,000
Justin	Van Dyke	1,000
Tim	Schreiner	1,000
Terry	Brown	800
Dan	Logan	600
Aron	Bohl	500
Helen	Irza	500
Phil	Beadle	250
Miroslav	Wiesner	400
Dean	Grenier	350
Brigitte	Ulrich-Twitty	333
Morgan	Davies	163
Joel	Cooper	156
Judy	Logan	150
Erik	Van Lankvelt	109
Jason	Damata	100
Siena Pier Ventures 2007 Fund LLLP		3,167,589
Total		3,200,000

Schedule Page 2

SCHEDULE 2.2

ALLOCATION OF PURCHASE PRICE

[To be provided at or prior to Closing.]

Schedule Page 3

SCHEDULE 4.2

CONSENTS

1.	Consent of Siena Pier Ventures 2007 Fund, LLLP related to that certain Convertible Promissory Note dated June 27, 2008, as amended pursuant to the Amendment dated as of February 2, 2010 in the principal amount of $1,400,000.00 as of January 12, 2010.

2.	Consent of Siena Pier Ventures, LLC related to that certain Senior Promissory Note dated June 2015 in the principal amount of up to $825,000.00.

Schedule Page 4

SCHEDULE 4.7

LIABILITIES AND OBLIGATIONS

1.	Convertible Promissory Note dated June 27, 2008, as amended pursuant to the Amendment dated as of February 2, 2010 in the principal amount of $1,400,000.00 as of January 12, 2010 plus accrued and unpaid interest in favor of Siena Pier Ventures 2007 Fund, LLLP related to that certain.

2.	Senior Promissory Note dated June 2015 in the principal amount of up to $825,000.00 plus accrued and unpaid interest in favor of Siena Pier Ventures, LLC related to that certain.

Schedule Page 5

SCHEDULE 4.8

LITIGATION AND PROCEEDINGS

None.

Schedule Page 6